                                                                       EXHIBIT 2




                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JULY 21, 2000

                                 BY AND BETWEEN

                    THE PERSONS IDENTIFIED HEREIN AS SELLERS

                                       AND

                              PLATO LEARNING, INC.

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS............................................................................................1
   1.1  General...................................................................................................1
   1.2  Definitions...............................................................................................1
   1.3  Interpretation............................................................................................5

ARTICLE II  SALE AND PURCHASE OF SHARES...........................................................................6
   2.1  Sale and Purchase of Shares...............................................................................6
   2.2  Payment of the Purchase Price.............................................................................6
   2.3  Net Worth Adjustment......................................................................................6
   2.4  Net Worth Payment.........................................................................................7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLERS............................................................7
   3.1  Corporate Status; Authority of Sellers; Enforceability....................................................8
   3.2  Accounts Receivable.......................................................................................8
   3.3  Trade Names, Trademarks and Copyrights....................................................................8
   3.4  No Patent Rights..........................................................................................9
   3.5  Contracts.................................................................................................9
   3.6  Compliance with Laws......................................................................................9
   3.7  Litigation................................................................................................9
   3.8  Personnel Identification and Compensation.................................................................9
   3.9  Existing Employment Contracts.............................................................................9
   3.10  Capitalization; Subsidiaries............................................................................10
   3.11  Title to Purchased Shares...............................................................................10
   3.12  Environmental...........................................................................................11
   3.13  Certain Transactions....................................................................................13
   3.14  Employee Benefit Matters................................................................................13
   3.15  Tax Matters.............................................................................................14
   3.16  Inventories.............................................................................................16
   3.17  Title to Assets.........................................................................................16
   3.18  Real Property...........................................................................................17
   3.19  Conditions of Assets....................................................................................17
   3.20  Consents................................................................................................17
   3.21  Licenses and Permits....................................................................................17
   3.22  No Alternative Transactions.............................................................................17
   3.23  Occupational Safety and Health..........................................................................17
   3.24  Insurance...............................................................................................17
   3.25  Financial Statements; February 29, 2000 Balance Sheet...................................................17
   3.26  Undisclosed Liabilities.................................................................................18
   3.27  Conduct of Business.....................................................................................18
   3.28  Broker's or Consultant's Fees...........................................................................19
   3.29  Banking Arrangements....................................................................................19
   3.30  Powers of Attorney......................................................................................19
   3.31  Educatus................................................................................................19


   3.32  Disclosure..............................................................................................19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................19
   4.1  Corporate Status.........................................................................................19
   4.2  Due Authorization........................................................................................19
   4.3  Authority of Purchaser...................................................................................19
   4.4  Enforceability...........................................................................................20
   4.5  Consents.................................................................................................20
   4.6  Broker's or Consultant's Fees............................................................................20
   4.7  Purchase for Investment..................................................................................20

ARTICLE V  PRE-CLOSING COVENANTS.................................................................................20
   5.1  Required Consents........................................................................................20
   5.2  Conduct of the Business..................................................................................20
   5.3  Right of Inspection; Access to Books and Personnel.......................................................21
   5.4  Notification of Material Adverse Events..................................................................21
   5.5  Supplemental Disclosures.................................................................................21
   5.6  Code Section 897 and 1445 Withholding....................................................................22
   5.7  Exclusivity..............................................................................................22
   5.8  Required Filings.........................................................................................22
   5.9  Pre-Closing Taxes........................................................................................22
   5.10  Tax Reports; Returns....................................................................................23
   5.11  Sales and Transfer Taxes................................................................................23

ARTICLE VI  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS......................................................23
   6.1  Obligations to be Satisfied on or Prior to Closing Date..................................................23
   6.2  Procedure for Failure to Satisfy Conditions..............................................................24

ARTICLE VII  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS........................................................25
   7.1  Obligations to Be Satisfied on or Prior to Closing Date..................................................25
   7.2  Procedure for Failure to Satisfy Conditions..............................................................25

ARTICLE VIII  CLOSING............................................................................................25
   8.1  Time and Place...........................................................................................25
   8.2  Closing Transactions.....................................................................................25
   8.3  Deliveries by Sellers to Purchaser.......................................................................25
   8.4  Deliveries by Purchaser to Sellers.......................................................................27

ARTICLE IX  OTHER AGREEMENTS.....................................................................................27
   9.1  Further Assurance........................................................................................27
   9.2  Confidentiality..........................................................................................27
   9.3  Non-Competition Agreement................................................................................28
   9.4  Non-Solicitation.........................................................................................29
   9.5  Automobiles..............................................................................................29
   9.6  Key Employees............................................................................................29
   9.7  Educatus.................................................................................................30

ARTICLE X  INDEMNIFICATION.......................................................................................30
   10.1  Indemnification by Sellers..............................................................................30
   10.2  Indemnification by Purchaser............................................................................31
   10.3  Procedure for Indemnification...........................................................................31
   10.4  Limitations on Indemnity................................................................................31
   10.5  Payment.................................................................................................32
   10.6  Set-Off.................................................................................................32

ARTICLE XI  TERMINATION..........................................................................................32
   11.1  Rights to Terminate.....................................................................................32
   11.2  Effects of Termination..................................................................................33

ARTICLE XII  MISCELLANEOUS PROVISIONS............................................................................33
   12.1  Public Announcements....................................................................................33
   12.2  Post-Closing Deliveries.................................................................................33
   12.3  Notices.................................................................................................33
   12.4  Assignment..............................................................................................34
   12.5  Benefit of the Agreement................................................................................34
   12.6  Exhibits and Schedules..................................................................................34
   12.7  Headings................................................................................................35
   12.8  Entire Agreement........................................................................................35
   12.9  Modifications and Waivers...............................................................................35
   12.10  Counterparts...........................................................................................35
   12.11  Severability...........................................................................................35
   12.12  GOVERNING LAW..........................................................................................35
   12.13  Expenses...............................................................................................35
   12.14  Arbitration............................................................................................35

EXHIBITS

     Exhibit A           Form of Employment Agreement
     Exhibit B           Form of Opinion of Sellers' Counsel
     Exhibit C           Form of Consulting and Non-Compete Agreement
     Exhibit D           Form of Withholding Certificate

SCHEDULES

     Schedule 1.2        Description of Assets
     Schedule 3.3        Trade Names, Trademarks and Copyrights
     Schedule 3.7        Litigation
     Schedule 3.8        Personnel Identification and Compensation
     Schedule 3.9        Existing Employment Contracts
     Schedule 3.11       Title to Purchased Shares
     Schedule 3.12.5     Permits
     Schedule 3.13       Certain Transactions
     Schedule 3.14       Employee Benefit Matters

     Schedule 3.17       Title to Assets
     Schedule 3.18       Real Property
     Schedule 3.20       Consents
     Schedule 3.21       Licenses and Permits
     Schedule 3.24       Insurance
     Schedule 3.25(a)    Financial Statements
     Schedule 3.25(b)    February 29, 2000 Balance Sheet
     Schedule 3.25(c)    Variations From GAAP
     Schedule 3.26       Undisclosed Liabilities
     Schedule 3.27       Conduct of Business
     Schedule 3.29       Banking Arrangements
     Schedule 6.1(k)     Key Employees
     Schedule 8.3(k)     Employee Loans
     Schedule 9.6        Key Employee Bonuses

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT is entered into as of this 21st day of July, 2000 by and between PLATO LEARNING, INC., a Delaware corporation (together with its successors and permitted assigns, "Purchaser"), and the individuals identified on the signature page hereto as "Sellers" (each, a "Seller", and collectively, the "Sellers").

                                    RECITALS

          WHEREAS, Sellers, collectively, own all of the issued and outstanding shares of capital stock of CyberEd, Inc., a Nevada corporation (the "Company"), consisting of 600,000 shares of common stock, $.001 par value (the "Shares");

          WHEREAS, the Company is engaged in the business of publishing interactive multimedia CD ROM products for high school and college level science education (the "Business"); and

          WHEREAS, Purchaser desires to purchase the Shares from Sellers and Sellers desire to sell and transfer to Purchaser the Shares, all subject to the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          1.1 General. Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

          1.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:


               AAA. The American Arbitration Association.


               AAA Rules. The Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of the applicable Notice of Arbitration.

               Accounts Receivable. All present and future rights to payment for goods sold or services rendered whether or not earned by performance, including, without limitation, all accounts or notes receivable owned or held by the Company.

               Adjustment Report. As defined in Section 2.3(b).

               Adverse Consequences. All allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

               Affiliate. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

               Agreement. This Stock Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

               Alternative Transaction. As defined in Section 5.7.

               Authority. Any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

               Business. As defined in the Recitals hereto.

               CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601, et seq.

               Closing. The actual conveyance, transfer, assignment and delivery of the certificates representing the Shares to Purchaser in exchange for the consideration payable to Sellers pursuant to this Agreement.

               Closing Balance Sheet. As defined in Section 2.3.

               Closing Date. Five (5) days following the date on which Purchaser and the Sellers mutually agree all closing conditions have been satisfied (or will be satisfied on the Closing Date) or waived or such other date as Purchaser and the Sellers may mutually agree in writing, in either case, upon which the Closing shall occur.

               Code. Internal Revenue Code of 1986, as amended.

               Company. As defined in the Recitals hereto.

               Confidential Information. As defined in Section 9.2.

               Consulting Agreement. As defined in Section 8.3(h).

               Contracts. All contracts, leases, subleases, arrangements, commitments and other agreements of the Company, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, contract claims and all other arrangements and understandings related to the Business, including, without limitation, those items which are listed on
Schedule 1.2 to this Agreement under the heading "Contracts".

               Dispute. As defined in Section 12.14.

               Employment Agreements. As defined in Section 6.1(k)

               Environmental Claims. As defined in Section 3.12.6.

               Environmental Laws. As defined in Section 3.12.1(a).

               Equipment and Improvements. All signs, structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Leased Real Property, machinery, equipment, vehicles, tools, appliances, furniture, office furniture, fixtures, office supplies and equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description which are owned or leased by the Company, or are utilized in connection with the Company's operations, including, without limitation, the items listed on Schedule 1.2 to this Agreement under the heading "Equipment and Improvements".

               ERISA. Employee Retirement Income Security Act of 1974.

               February 29, 2000 Balance Sheet. The unaudited balance sheet and statement of income for the Company dated February 29, 2000, copies of which are attached hereto as Schedule 3.25(b).

               Financial Statements. The Reference Balance Sheet, copies of which are attached hereto as Schedule 3.25(a).

               Hazardous Substances. As defined in Section 3.12.1(b).

               Indemnified Party. As defined in Section 10.3.

               Indemnifying Party. As defined in Section 10.3.

               Independent Auditors. As defined in Section 2.3(c).

               Intangibles. All trade names, trademarks, service marks, copyrights, trade secrets, registrations and applications for any thereof, and all technical know-how and other intellectual property rights or intangibles used by the Company in the operation of the Business, including, without limitation, those listed on Schedule 1.2 to this Agreement under the heading "Intangibles", and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interests therein under all applicable Laws.

               Inventories. All of the Company's retail and non-retail inventory, consumable supplies, spare parts and repair materials and any and all other inventories of the Company, an approximate summary of which retail and non-retail inventories currently on hand is set forth on Schedule 1.2 to this Agreement under the heading "Inventories", plus any replacements for or additions to such inventories acquired on or before the Closing Date, and minus any items of inventory sold or consumed by the Company in the Ordinary Course of Business on or before the Closing Date.

               IRS. Internal Revenue Service.

               Law. Any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

               Leased Real Property. Those certain parcels of real property subject to the leases more fully described on Schedule 3.18 to this Agreement.

               Letter of Intent. The letter of intent dated April 28, 2000 between Purchaser and the Company relating to the transactions contemplated by this Agreement.

               Liabilities. Any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

               Lien. Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

               Net Worth. On the date of determination, the aggregate amount of stockholders' equity of the Company determined in a manner consistent with the preparation of the February 29, 2000 Balance Sheet and not in accordance with generally accepted accounting principles.

               Net Worth Calculation. As defined in Section 2.3(a).

               Notice of Arbitration. Notice to commence arbitration provided by any party to a Dispute to other parties to such Dispute.

               Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

               Ordinary Course of Business. The ordinary course of business of the Company in accordance with past custom and practice (including with respect to quantity and frequency).

               Permits. As defined in Section 3.21.

               Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

               Place of Arbitration. As defined in Section 12.14.

               Plan. As defined in Section 3.14(a).

               Purchase Price. As defined in Section 2.2.

               Purchaser Warranty Claim. As defined in Section 10.1(a).

               RCRA. Resource Conservation and Recovery Act, 42 U.S.C.ss.9201, et seq.

               Records. All books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, plans and other data which are necessary to or desirable for the ownership, use, maintenance or operation of the Business and which are owned or used by the Company, including, without limitation, all blueprints and specifications, all Tax, personnel, payroll, payroll tax and labor relations records, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all pricing and cost information, all sales records, all accounting and financial records, all sales and use tax returns, reports, files and records, asset history records and files, all data entry and accounting systems used to conduct the day-to-day operations of the Business, all maintenance and repair records, all correspondence, notices, citations and all other documents received from, sent to or in the Company's possession in connection with any Authorities and all plans and designs of buildings, structures, fixtures and equipment.

               Reference Balance Sheet. The unaudited balance sheet and statement of income for the Company dated the Reference Balance Sheet Date.

               Reference Balance Sheet Date. March 31, 2000.

               Related Entities. Purchaser, the Company and their respective Affiliates.

               Release. As defined in Section 3.12.1.

               Section 1445 Withholding. As defined in Section 5.6.

               Seller Warranty Claim. As defined in Section 10.2(a).

               Sellers' Knowledge. Each Seller's knowledge after due inquiry and reasonable investigation.

               Settlement Date. As defined in Section 2.3(d).

               Shares. As defined in the Recitals hereto.

               Taxes. As defined in Section 3.15(a).

          1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein",

"hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

          2.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Sellers and Purchaser, Purchaser shall purchase and accept from Sellers, and Sellers shall sell, transfer, convey, assign and deliver to Purchaser, on the Closing Date, the Shares. At the Closing, each Seller shall deliver to Purchaser the certificates evidencing the Shares owned by such Seller.

          2.2  Payment of the Purchase Price.


               (a) The purchase price (as adjusted pursuant to Section 2.4, the "Purchase Price") payable by Purchaser to Sellers in consideration for the Shares shall be FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS ($4,800,000) payable on the Closing Date, in cash to Sellers.

               (b) Purchaser shall distribute all cash payable by it (i) pursuant to Sections 2.2 and 2.4 to Sellers in equal proportions based upon the number of shares held by Sellers on the Closing Date.

               (c) The amounts paid pursuant to Section 2.2(a) shall be by wire transfer of immediately available federal funds to an account designated in writing to Purchaser by each Seller in writing prior to the Closing.

          2.3  Net Worth Adjustment.

               (a) Purchaser shall prepare and deliver to each Seller within thirty (30) days after the Closing Date (i) a balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet") and (ii) a calculation setting forth the result of (A) Net Worth as of the Closing Date plus (B) the difference between the sum of the book value of the two Mercedes Company-owned automobiles and the sum of the outstanding balances as of July 19, 2000, of the loans which secure such automobiles minus (C) $1,101,061 (the "Net Worth Calculation"). The Closing Balance Sheet and the Net Worth Calculation shall be prepared in a manner consistent with the preparation of the February 29, 2000 Balance Sheet and not in accordance with generally accepted accounting principles.

               (b) Within thirty (30) days after the Closing Balance Sheet and the Net Worth Calculation are delivered to each Seller pursuant to Section 2.3(a), each Seller shall deliver to Purchaser either (i) a written acknowledgment accepting the Closing Balance Sheet and the Net Worth Calculation or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet and the Net Worth Calculation (the "Adjustment Report"). If a Seller fails to respond to Purchaser within such 30-day period, such Seller shall be deemed to have accepted and agreed to the Closing Balance Sheet and the Net Worth Calculation as delivered pursuant to Section 2.3(a). Purchaser will afford to the Sellers and Sellers' agents during such 30-day period access to and the right to investigate and the right to copy all paper copies of books and records relating to the Closing Balance Sheet and the Net Worth Calculation.

               (c) In the event that the Sellers and Purchaser fail to agree on any of either Seller's proposed adjustments set forth in the Adjustment Report within thirty (30) days after Purchaser receives the Adjustment Report, Sellers and Purchaser agree that a mutually acceptable independent accounting firm of nationally recognized standing and which has an office in Sacramento, California (the "Independent Auditors") shall make the final determination of the Net Worth Calculation. The parties agree that they will use their best efforts to provide sufficient information promptly to the Independent Auditors so that the final determination may be made within 60 days of the selection of the Independent Auditors. Purchaser and the Sellers shall each provide the Independent Auditors with their respective determinations of the Net Worth Calculation. The Independent Auditors shall select either Purchaser's or the Sellers' determination in establishing the final Net Worth Calculation. The decision of the Independent Auditors shall be final and binding on each Seller and Purchaser. The fees, costs and expenses of the Independent Auditors shall be paid by the non-prevailing party.

               (d) The term "Closing Balance Sheet" as that term has been hereinbefore, and will be hereinafter, used shall mean the Closing Balance Sheet delivered pursuant to Section 2.3(a) as adjusted, if at all, pursuant to Sections 2.3(b) and (c). The date on which the Closing Balance Sheet and the Net Worth Calculation are finally determined pursuant to this Section 2.3 shall hereinafter be referred to as the "Settlement Date".

          2.4  Net Worth Payment.

               (a) In the event that the Net Worth Calculation is less than $0 or greater than $0, no later than three (3) days after the Settlement Date, (i) Purchaser shall pay to Sellers (in proportion to the Shares which Sellers owned on the Closing Date) an amount equal to the Net Worth Calculation, if positive, and (ii) each Seller (in proportion to the Shares which Sellers owned on the Closing Date) shall pay to Purchaser an amount equal to the absolute value of the Net Worth Calculation, if negative.

               (b) Any payment required to be paid pursuant to Section 2.4(a) shall be by certified or cashier's check, or by the transfer of immediately available federal funds for credit at a bank account designated in writing.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          As an inducement to Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, Sellers, jointly and severally, represent and warrant to Purchaser (which representations and warranties shall survive the Closing (subject to Section 10.4) regardless of what examinations, inspections, audits and other investigations Purchaser has heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

          3.1  Corporate Status; Authority of Sellers; Enforceability.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and in each other jurisdiction where the failure to so qualify could have a material adverse effect on the business, operations or condition of the Company or the Business. The Company has the corporate power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted.

               (b) Each Seller has the capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement is binding upon, and enforceable against, each Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

               (c) Neither the execution or delivery of this Agreement by any Seller nor the performance by any Seller of its obligations under this Agreement will (assuming the receipt of all consents referred to in Section 3.20), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which such Seller or the Company is a party or is bound, the articles of incorporation or by-laws of the Company or any applicable Law or Order to which such Seller or the Company is a party or by which such Seller or the Company is bound.

          3.2 Accounts Receivable. Except as reserved against on the Reference Balance Sheet, the Accounts Receivable reflected on such balance sheet: (a) were acquired by the Company in the Ordinary Course of Business and represent fully completed bona fide transactions that require no further act on the part of the Company to make such Accounts Receivable payable by the account debtors; (b) are not subject to any material claim, counterclaim, set-off or deduction; (c) represent valid obligations owing to the Company by account debtors that are not Affiliates of the Company, which are enforceable in accordance with their respective terms; and (d) are owned by the Company free and clear of all Liens.

          3.3 Trade Names, Trademarks and Copyrights. Schedule 1.2 to this Agreement, under the heading "Intangibles", contains a true and complete list of all trademarks, service marks, trade names and copyrights and their registrations or applications, if any, owned by the Company or in which the Company has any rights or licenses, together with a brief description of each. To the Sellers' Knowledge, except as set forth in Schedule 3.3, there is no infringement or alleged infringement by any Person of any such trademark, service mark, trade name or copyright. To the Seller's Knowledge, the Company has not infringed, nor is now infringing on any trademark, service mark, trade name or copyright belonging to any other Person. The Company owns or holds adequate licenses or other rights to use all trademarks, service marks, trade names and copyrights necessary for the Business as now conducted, including, without limitation, those listed on Schedule 1.2 to this Agreement under the heading "Intangibles".

          3.4 No Patent Rights. The Company does not own, hold, or have any right, license or immunity with respect to any patents, inventions, industrial models, processes, designs, formulas or applications for patents. To the Seller's Knowledge, the Company has not infringed, nor is the Company now infringing, on any patent or other right belonging to any Person. Except as disclosed on Schedule 1.2, the Company is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula.

          3.5 Contracts. Except for Contracts entered into by the Company in the Ordinary Course of Business, Schedule 1.2 to this Agreement, under the heading "Contracts", contains a complete list of all Contracts to which the Company is party or by which the Company is currently bound and copies of such written Contracts have been provided to Purchaser or its counsel. To the Sellers' Knowledge (i) all Contracts are valid and binding upon the parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and (ii) there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the Contracts. The Company has not received notice that any party to any of the Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements.

          3.6 Compliance with Laws. To the Seller's Knowledge, the Company has complied with all, and is not in violation of any, applicable Laws or Orders (including, without limitation, any applicable building, zoning, environmental protection, occupational health and safety, employment or disability rights law, ordinance or regulation) affecting its properties or the operation of its Business. To the Sellers' Knowledge, no material capital expenditures will be required for compliance with applicable Laws now in force.

          3.7 Litigation. Schedule 3.7 sets forth a brief description of all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to the Sellers' Knowledge, threatened against or affecting the Company or the Business. None of the matters set forth in Schedule 3.7, if decided adversely to the Company, could reasonably be expected to have a material adverse effect on the Business. The Company is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

          3.8 Personnel Identification and Compensation. Schedule 3.8 contains a true and complete list of the names, addresses and titles of all current officers, directors, employees, agents and representatives of the Company. Sellers have previously delivered to Purchaser a true and correct schedule stating the rates of compensation payable (or paid, as the case may be) to each such person.

         3.9 Existing Employment Contracts. Schedule 3.9 contains a list of all employment contracts and collective bargaining agreements, if any, to which the Company is a party or by which the Company is bound. All these contracts and arrangements are in full force and effect, and neither the Company nor, to the Sellers' Knowledge, any other Person is in default under any such contract or arrangement. There have been no claims of default and, to the Sellers' Knowledge, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the Sellers' Knowledge, threatened labor dispute, strike or work stoppage affecting the Business. There is no pending or, to the Sellers' Knowledge, threatened dispute, allegation, claim or demand involving any current or former employee of the Company. To the Seller's Knowledge, Schedule 3.9 sets forth a description of all unasserted potential claims to which the Company, in the reasonable belief of Sellers, may become subject.

          3.10 Capitalization; Subsidiaries.


               (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue and the number of such shares which are issued and outstanding are as follows:

                                                                                  Issued and
                      Class                         Authorized Shares         Outstanding Shares
                      -----                         -----------------         ------------------
           Common Stock, $.001 par value                1,000,000                   600,000
           Preferred Stock, $001.par value               300,000                       0


No shares of the Company's capital stock are held as treasury stock.

               (b) There are no outstanding options, conversion rights, phantom stock plans, warrants or other rights in existence to acquire from the Company any of its shares of capital stock.

               (c) The Shares have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights; and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

               (d) The Company has not violated in any material respect any federal, state or local Law in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities.

               (e) The Company does not own any securities or any other direct or indirect interest in any other Person.

          3.11 Title to Purchased Shares. Each Seller owns the number of shares of capital stock of the Company set forth in Schedule 3.11, free and clear of any Liens. The persons listed as "Sellers" on the signature pages of this Agreement are all of the record and beneficial owners of all of the issued and outstanding capital stock of the Company. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and upon delivery of and payment by Purchaser to each Seller of his or her proportionate share of the Purchase Price in respect of the Shares owned by such Seller, Purchaser will acquire good and marketable title to the Shares free and clear of all Liens, provided, however, marketability of such Shares is subject to compliance with all applicable securities Laws.

          3.12   Environmental.


          3.12.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:


                 (a) The term "Environmental Law(s)" means each and every Law, Order, Permit, or similar requirement of each and every Authority, pertaining to
(i) the protection of human health, safety, the environment, natural resources and wildlife, (ii) the protection or use of surface water, groundwater, rivers and other bodies of water, (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (iv) pollution, including without limitation, as amended, CERCLA, RCRA, the Solid Waste Disposal Act, 42 U.S.C.ss. 6901 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., and the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251, et seq.

                 (b) The term "Hazardous Substance(s)" means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, or (iv) regulated pursuant to any Environmental Law.

                 (c) The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance).

                 (d) For purposes of this Section 3.12, the Company shall be deemed to include any predecessor to the Company and any Persons from which the Company has assumed liabilities by operation of Law.

          3.12.2 Compliance with Environmental Laws. To the Sellers' Knowledge, the Leased Real Property, and all uses and conditions of the Leased Real Property and the Business, have been and are in compliance with all Environmental Laws, and neither Sellers nor the Company have received any notice of violation or other communication or have knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to the Leased Real Property or the Business or any use or condition thereof. To the Sellers' Knowledge, any real property formerly owned or leased by the Company or otherwise related to the Business were in compliance with all Environmental Laws during the Company's period of ownership or operation and neither Sellers nor the Company have received any notice of violation or other communication or have knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to such formerly owned or operated real property or any use or condition thereof.

          3.12.3 Handling of Hazardous Substances. The Company and any other present or, to the Sellers' Knowledge, former owner, tenant, occupant or user of the Leased Real Property has not used, handled, generated, produced, manufactured, treated, stored, transported or Released any Hazardous Substance on, under, about, to or from the Leased Real Property or any real property formerly owned or operated by the Company or otherwise related to the Business in violation of or in a manner that forms the basis of liability under any Environmental Law, including, without limitation, the offsite disposal of any Hazardous Substance.

          3.12.4 No Release of Hazardous Substances. To the Sellers' Knowledge, there is no Release or threatened Release of any Hazardous Substance existing on, beneath or from the surface, subsurface or ground water associated with the Leased Real Property, nor, to the Sellers' Knowledge, is there or has there been any Release or threatened Release of Hazardous Substances adjacent to, from or in the vicinity of the Leased Real Property currently occurring or occurring at any time in the past.

          3.12.5 Permits. All Permits required by or issued pursuant to any Environmental Law for the ownership, use or operation of the Leased Real Property or the Business have been obtained in a timely manner and are presently maintained in full force and effect. Schedule 3.12.5 contains a true and complete listing of all such Permits. The Leased Real Property and the operations of the Company are in full compliance with all terms and conditions of such Permits and neither Sellers nor the Company have received any notice or other communication or have knowledge of any facts or circumstances concerning any alleged violation of any such Permits.

          3.12.6 No Proceedings. There exists no Order nor any demand, allegation, suit, claim, proceeding, citation, directive, summons, investigation, information request, notice of violation or other notice pending or threatened pursuant to any Environmental Law relating to (a) the ownership, lease, occupation or use of the Leased Real Property or any formerly owned, leased, occupied or used real property by the Company or, to the Sellers' Knowledge, any other present or former owner, tenant, occupant or user of the Leased Real Property, (b) any alleged violation of or liability under any Environmental Law by the Company, (c) the suspected presence, Release or threatened Release of any Hazardous Substance on, under, in or from the surface, subsurface, or groundwater associated with the Leased Real Property, or any formerly owned, leased, occupied or used real property, (d) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment by the Company (collectively referred to herein as "Environmental Claims") nor, to the Sellers' Knowledge, does there exist any valid basis for any such Environmental Claims.

          3.12.7 No Tanks, Asbestos or PCB's. To the Sellers' Knowledge, there are and were no aboveground or underground storage tanks currently or formerly located on the Leased Real Property used or formerly used for the purpose of storing any Hazardous Substance. To the Sellers' Knowledge, there is no asbestos-containing building material on the Leased Real Property, and no asbestos abatement or remediation work has been performed on the Leased Real Property. To the Sellers' Knowledge, there is no PCB-containing equipment or PCB-containing material located on the Leased Real Property.

          3.12.8 Lists and Liens. To the Sellers' Knowledge, the Leased Real Property and any real property formerly owned, operated, leased, or used by the
Company: (i) is not listed on any or nominated for listing on the National Priority List promulgated by the United States Environmental Protection Agency pursuant to CERCLA or any analogous state remedial priority list promulgated or published pursuant to any comparable state law, (ii) is not subject to any restriction on the ownership, occupancy, use or transferability of the Leased Real Property, including, without limitation, any Liens, and (iii) to the Sellers' Knowledge, there are no such imminent restrictions or Liens that are reasonably likely to be imposed upon the Leased Real Property.

          3.12.9 Documents. Sellers have provided to Purchaser any and all documents, correspondence, pleadings, reports, assessments, analytical results, Permits or other records in Sellers' possession concerning Environmental Laws or Hazardous Substances.

          3.13 Certain Transactions. Except as set forth on Schedule 3.13, all purchases and sales or other transactions, if any, between the Company, on the one hand, and any officer, director, shareholder or key employee or Affiliate thereof, on the other hand, within the three (3) years immediately preceding the date hereof have been made on the basis of prevailing market rates and terms such that from the prospective of the Company, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties. Schedule 3.13 sets forth a summary of each officer, director, shareholder, key employee or Affiliate of the Company to which the Company is indebted to, the outstanding principal amount of such indebtedness together with accrued and unpaid interest thereon and the interest rates and maturity dates related to such indebtedness. Except as set forth on Schedule 3.13, neither any officer, nor any director or employee of the Company, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or any copyrights, patents, trademarks, trade names or trade secrets owned or licensed by the Company.

          3.14   Employee Benefit Matters.

                 (a) Schedule 3.14 contains a true, complete and correct list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of current or former employees of the Business (each a "Plan").

                 (b) True, complete and correct copies of the following item relating to each Plan, where applicable, have been delivered to Purchaser:

                         (i) the most recent determination letter received from
the IRS with respect to each such Plan that is intended to be qualified under
Section 401 of the Code; and

                         (ii) the most recent summary plan description, summary
of material modifications and all material communications to participants.

                 (c) Each of the Plans has been operated and administered in accordance with the applicable provisions of ERISA and the Code, including COBRA, and all other applicable Laws.

                 (d) Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

               (e) The Company does not have any liability with respect to a plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a "multiemployer plan" as defined in (f) below or under Section 4063 of ERISA.

               (f) None of the Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

               (g) The Company is not, and has never been, a member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code or a member of a group under "common control" within the meaning of Section 414(c) of the Code.

          3.15 Tax Matters.

               (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.15, the Company shall be deemed to include any predecessor to the Company and any Person from which the Company incurs a liability for Taxes as a result of joint and several or transferee liability.

               (b) The Company has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, and for all such returns, reports and estimates which are required to be filed by any applicable Law on or prior to the Closing Date. All Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable in connection with any such returns. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate. There are no existing liens for Taxes upon any of the Company's assets except for liens on Taxes which are not delinquent. Sellers have provided to Purchaser copies of all federal, state and foreign tax returns filed by the Company for the past five (5) years. All applicable sales Taxes, to the extent due, were paid by the Company when its assets were acquired by the Company.

               (c) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.

               (d) None of the Company's assets is tax exempt use property under Code Section 168(h). None of the Company's assets is property that the Company is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

               (e) No portion of the cost of any of the Company's assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

               (f) The Company has no (and has not previously had any) permanent establishment in any foreign country and the Company does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

               (g) The Company is not a foreign person within the meaning of Code Section 1445.

               (h) Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Purchase Price.

               (i) The Company has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

               (j) The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

               (k) The federal income Tax returns of the Company have never been examined by the IRS; the state Tax returns of the Company have never been examined by the relevant agencies; no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority.

               (l) The Company has not executed or filed with any taxing Authority (whether federal, state, local or foreign) any agreement or other document extending or have the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

               (m) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax returns of the Company and no additional issues are being asserted against the Company in connection with any existing audits of the Company.

               (n) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

               (o) The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other Authority has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

               (p) The Company is not and never has been a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

               (q) The Company has not consented to the application of Code section 341(f).

               (r) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code section 280G.

               (s) In the past five years, the Company has not been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368, distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355.

               (t) The Company has not participated in any transaction required to be disclosed or registered as a tax shelter under the Code.

          3.16 Inventories. The Inventories consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business, except for obsolete or slow moving items and items below standard quality, all of which have been written down on the books of the Company to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of the Company, except for sales made in the Ordinary Course of Business; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. No items included in the Inventories have been pledged as collateral. The Company's inventories shown on the balance sheets included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with prior years.

          3.17 Title to Assets. Except as set forth in Schedule 3.17, the Company has (i) good and marketable title to, or with respect to the Leased Real Property, a valid and binding leasehold interest in, all of its assets, free and clear of all Liens and (ii) owns or otherwise has an enforceable right under a Contract to use all of the assets and rights used in or necessary to the operation of the Business.

          3.18 Real Property. Other than as lessee under the leases identified on Schedule 3.18, the Company has no title to or interests in any real property. All amounts due and payable with respect to such leases have been paid.

          3.19 Conditions of Assets. All of the Company's assets are adequate and fit to be used for the purposes for which they are currently used and are in good operating condition subject to normal wear and tear.

          3.20 Consents. Except as otherwise disclosed on Schedule 3.20, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by the Sellers or the Company in connection with the execution and delivery of this Agreement or the performance by the Sellers of their obligations hereunder.

          3.21 Licenses and Permits. Schedule 3.21 lists and describes all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for the Company to own and operate the Business, including, without limitation, all certificates of occupancy and certificates, licenses and permits relating to zoning, building, housing, safety, Environmental Laws, fire and health (collectively, the "Permits"); and each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.

          3.22 No Alternative Transactions. Neither the Company nor any Seller is a party to or otherwise bound by any agreement contemplating or providing for any Alternative Transaction.

          3.23 Occupational Safety and Health. The Company has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any federal, state or local occupational safety and health laws nor has the Company been subject to any investigation by any federal, state or local occupational safety and health agency within the three (3) years preceding the date hereof, and no such violation exists. The Company is not a party to any pending dispute with respect to compliance with any federal, state or local occupational safety and health law.

          3.24 Insurance.

               (a) Schedule 3.24 sets forth a list and brief description of all insurance policies maintained by the Company.

               (b) The Company is not in default with respect to any provision contained in any insurance policy maintained by the Company, nor has it failed to give any notice or present any claim thereunder in a due and timely fashion.

          3.25 Financial Statements; February 29, 2000 Balance Sheet. The Financial Statements attached hereto as Schedule 3.25(a) were prepared by the Company from the books and records of the Business and, except as described therein, in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and results of operations of the Company at the dates and for the periods indicated therein. The February 29, 2000 Balance Sheet attached hereto as Schedule 3.25(b) was prepared by the

Company from the books and records of the Business and varies from generally accepted accounting principles as set forth in Schedule 3.25(c).

          3.26 Undisclosed Liabilities. On the Reference Balance Sheet Date, the Company had no liability with respect to the Business of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with generally accepted accounting principles which was not fully disclosed, reflected or reserved against in the Reference Balance Sheet; and, except for liabilities which have been incurred since the Reference Balance Sheet Date in the Ordinary Course of Business, the Company has not incurred any liability since the Reference Balance Sheet Date of any nature (whether accrued, absolute, contingent or otherwise) except as disclosed in Schedule 3.26.

          3.27 Conduct of Business. Since the Reference Balance Sheet Date:

               (a) the Business has been conducted only in the Ordinary Course of Business except as set forth on Schedule 3.27;

               (b) except as otherwise provided in this Agreement, except for equipment, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course of Business, the Company has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets;

               (c) the Company has not sustained or incurred any loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business;

               (d) except as disclosed in Schedule 3.27, the Company has not increased the rate of compensation of any officer or other employee of the Business, except in the Ordinary Course of Business, and has not declared any dividends or made any distributions to its stockholders;

               (e) except as disclosed in Schedule 3.27, there has been no material adverse change in or with respect to the condition (financial or otherwise), operations, business, prospects, rights, properties, assets or liabilities of the Business or the Company's relations with Authorities or its employees, creditors, advertisers, suppliers, distributors, customers or others having business relationships with the Company;

               (f) the Company has not canceled any of its debts or claims owed to it and has paid and satisfied its account payables in the Ordinary Course of Business;

               (g) the Company has not changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates); or

               (h) the Company has not agreed to take any of the actions described in paragraphs (b) (d), (f) or (g) above.

          3.28 Broker's or Consultant's Fees. Except for Berkery, Noyes & Co., each Seller represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to the Sellers' Knowledge, other than Berkery, Noyes & Co., no Person is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser.

          3.29 Banking Arrangements. Except as set forth in Schedule 3.29, the Company has no banking, borrowing or depository relationship, or accounts or deposits of funds, and all persons authorized as signatories on each such account are listed in Schedule 3.29.

          3.30 Powers of Attorney. No Person holds any power of attorney from the Company.


          3.31 Educatus. With respect to that certain business known as Educatus involving a product which was created by an employee of the Company, none of the Company's content resources (i.e., graphics, pictures, audio, etc.) are being used in the Educatus product. Both the Company and Educatus use some of the same content resources which such parties license under a similar but separate license from Rickitt Educational Media, Ltd.

          3.32 Disclosure. None of the representations and warranties made by Sellers in this Agreement or in any letter, certificate or memorandum furnished or to be furnished by Sellers, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made therein misleading. There is no fact known to any Seller or any of the Company's officers which materially adversely affects, or is reasonably likely to materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Business, the value or utility of the Company's assets or the ability of each Seller to consummate the transactions contemplated hereby that has not been set forth herein or heretofore communicated to Purchaser in writing pursuant hereto.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          As an inducement to Sellers to enter into and perform their obligations under this Agreement, and in consideration of the covenants of Sellers contained herein, Purchaser represents and warrants to Sellers (which representations and warranties shall survive the Closing (subject to Section 10.4) regardless of what examinations, inspections, audits and other investigations Sellers have heretofore made, or may hereafter make, with respect to such representations and warranties) as follows:

          4.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Due Authorization. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser.

          4.3 Authority of Purchaser. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser is a party or is bound, its certificate of incorporation, by-laws or any applicable Law or Order to which Purchaser is a party or by which Purchaser is bound.

         4.4 Enforceability. This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

         4.5 Consents. Except as otherwise contemplated by this Agreement, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

         4.6 Broker's or Consultant's Fees. Purchaser represents and warrants that it has dealt with no broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to its knowledge, no Person is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser.

         4.7 Purchase for Investment. The Purchaser will acquire the Shares for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended.


                                   ARTICLE V
                              PRE-CLOSING COVENANTS

         Each Seller and Purchaser covenant and agree that from the date hereof through and including the Closing Date:

         5.1 Required Consents. Sellers agree to cause the Company to use all commercially reasonable efforts to obtain the consents listed on Schedule 3.20.

         5.2 Conduct of the Business. Except as otherwise contemplated by this Agreement or consented to by Purchaser in writing:

               (a) Sellers shall, and shall cause the Company to, (i) operate and maintain the Business in the Ordinary Course of Business; and (ii) keep all assets of the Company in good operating condition and repair and replace any of it that may be worn out, lost, stolen or destroyed;

               (b) Sellers shall not, and shall not allow the Company to, (i) permit or allow any of the Company's assets to be subjected to any Lien; (ii) sell, lease, transfer or otherwise dispose of any of the Company's assets, except for Inventory sold, leased, transferred or otherwise disposed of in the Ordinary Course of Business; (iii) terminate, modify or amend materially any of the Contracts; (iv) enter into any material contract, lease, registration, license or permit without the prior written consent of Purchaser; (v) change the Business' accounting methods, principles or practices (including without limitation, any change in depreciation or amortization methods, policies or rates or income recognition methods); (vi) increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under any Plan) which is paid or payable to any officer, employee or other representative of the Business, except in the Ordinary Course of Business; (vii) make, or commit to make, any payment, contribution or award under or into any bonus, pension, profit-sharing, deferred compensation or similar plan, program or trust; (viii) make any other material change in the Business or the operation thereof; (ix) defer or fail to make payment of any of the accounts payable of the Company other than in the Ordinary Course of Business; or (x) make any distributions to its stockholders other than as contemplated herein; and

               (c) Sellers shall, and shall cause the Company to, use all commercially reasonable efforts to preserve and protect the Business' goodwill, prospects, rights, properties, assets and business, to keep available to it and Purchaser the services of the Business' employees, and to preserve and protect the Business' relationships with Authorities and its employees, officers, advertisers, suppliers, customers, creditors and others having business relationships with it.

         5.3 Right of Inspection; Access to Books and Personnel. Sellers shall, and shall cause the Company's officers, directors, employees, auditors and agents to, afford to Purchaser and Purchaser's officers, employees, auditors, agents and lenders the right at any time prior to the Closing during normal business hours, access to the Company's directors, officers, employees, auditors, agents, properties, facilities, books and records as Purchaser reasonably shall deem necessary or desirable and shall furnish such financial and operating data and other information as Purchaser may reasonably require. No such access, examination or review shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Sellers set forth herein. Purchaser shall notify Sellers of any discoveries it makes during its due diligence concerning the Company which are violations of the Company's representations or warranties hereunder, provided that, no such discoveries shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Sellers set forth herein.

         5.4 Notification of Material Adverse Events. Sellers shall promptly notify Purchaser in writing of any event following the date hereof of which Sellers are or become aware that will or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), rights, properties, assets or prospects of the Company or the performance by Sellers of their obligations under this Agreement.

         5.5 Supplemental Disclosures. Sellers shall have the continuing obligation to supplement promptly and amend the Schedules as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Purchaser may otherwise agree in writing, be deemed to have cured any breach of any representation or warranty made in this Agreement.

         5.6 Code Section 897 and 1445 Withholding. Sellers shall take all actions as may be necessary to comply with Sections 897 and 1445 of the Code and any rules, regulations and orders which may be promulgated thereunder. In the event that Sellers fail to provide to Purchaser, at or prior to the Closing, either (a) an affidavit in form acceptable to Purchaser, or (b) evidence satisfactory to Purchaser's counsel that the transaction contemplated by this Agreement is exempt from any Taxes which may apply by reason of Section 897 of the Code, Purchaser shall have the right to withhold ten percent (10%) of the Purchase Price (the "Section 1445 Withholding"), and Purchaser shall hold and dispose of the Section 1445 Withholding in accordance with the requirements of such Section. The amount of the Section 1445 Withholding shall be credited against the Purchase Price otherwise due and payable hereunder by Purchaser to Sellers at the Closing and Sellers shall have no recourse against Purchaser therefor.

         5.7 Exclusivity. Unless this Agreement has been terminated in accordance with Article XI, (a) Sellers shall not, and shall not permit the Company or any of the Company's Affiliates, directors, officers, employees, agents or advisors to, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of all or substantially all of the assets or any business combination or change in control of the Business, other than the transaction contemplated by this Agreement (an "Alternative Transaction"), and (b) Sellers shall deal exclusively with Purchaser with respect to the sale of the Business and the Shares. In the event any Seller, the Company or any of the Company's affiliates, directors, officers, employees, agents or advisors are contacted, directly or indirectly, by any Person or entity regarding any Alternative Transaction, such Seller shall give written notice to Purchaser of such contact within one (1) day after receiving such contact.

         5.8 Required Filings. Sellers and Purchaser agree to (a) promptly file, or cause to be promptly filed, with all appropriate Authorities all notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated hereby and (b) thereafter diligently pursue all consents, approvals and authorizations from such Authorities as may be necessary to consummate the transactions contemplated hereby.

         5.9 Pre-Closing Taxes. Sellers shall be jointly and severally liable for all Taxes, except for an amount of Taxes equal to (a) the Taxes accrued on the Closing Balance Sheet plus (b) an amount equal to one-half (1/2) of the difference between (i) the amount of Taxes accrued as of the Closing Date as calculated in accordance with generally accepted accounting principles and (ii) the amount of Taxes accrued on the Closing Balance Sheet, imposed on or incurred by the Company for any taxable period (or portion thereof) ending on or before the Closing Date and for any period that begins prior to the Closing Date and ends after the Closing Date. Sellers' allocable share of Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits and similar gains, shall be determined based on the date on which such items accrued. For all other Taxes, Sellers' allocable share shall be determined pro rata based on the number of days in the taxable period for which each party is liable for Taxes hereunder.

         5.10 Tax Reports; Returns. Sellers and Purchaser shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Sellers and Purchaser will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Sellers shall be responsible for causing the Company to file all Tax returns and reports of the Company due on or prior to the Closing Date, which such returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns or reports and consistent with prior practice with respect to the treatment of specific items on the returns or reports.

         5.11 Sales and Transfer Taxes. Sellers shall pay the cost of any transfer, stamp, sales, purchase, use, value added, excise or similar tax imposed under the laws of the United States, or any state or political subdivision thereof, which arises out of the transfer of any of the Shares.


                                   ARTICLE VI
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         6.1 Obligations to be Satisfied on or Prior to Closing Date. The obligation of Purchaser to purchase the Shares under this Agreement is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of the following conditions:

               (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement shall be true, correct and complete in all material respects on the Closing Date as though made on such date.

               (b) Compliance with Agreement. Sellers shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

               (c) Investigation. Each of Purchaser and Purchaser's agents shall have been afforded access to the Company's books, properties and records, officers, employees, agents, facilities and personnel, as provided in Section 5.3, and Purchaser and Purchaser's agents and lenders (if any) shall have completed their respective due diligence reviews of the assets, properties, liabilities, business and books and records (including, but not limited to, financial and Tax books and records) of the Company, and the results thereof shall be satisfactory to Purchaser in its sole discretion.

               (d) Consents. All consents (including, without limitation, the consent of the Board of Directors of Purchaser), approvals, orders, authorizations, registrations, declarations and filings described on Schedule
3.20 shall have been obtained or made in form reasonably satisfactory to Purchaser. All necessary authorizations, agreements and consents of any Persons or Authorities to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Sellers and delivered to Purchaser and shall be in full force and effect as of the Closing Date, and no such authorizations, agreements and consents shall impose any burdensome or, in Purchaser's reasonable determination, unsatisfactory conditions or requirements on Purchaser or Purchaser shall have entered into new contracts or agreements which permit the continued use or supply of the property, products, technology or services provided for by the Company's existing contracts or agreements on terms no less favorable to Purchaser than the prior contract or agreement of the Company as to such property, products, technology or services.

               (e) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against the Sellers, the Company or Purchaser, which, in any case, in the reasonable judgment of Purchaser, challenges, or might result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against Purchaser as a result of the consummation of such transactions.

               (f) No Material Adverse Change. There shall have occurred no material adverse change in or with respect to the condition (financial or otherwise), business, prospects, rights, properties or assets of the Business or the Company's assets since the date hereof.

               (g) Schedules. All amendments or supplements to the Schedules made by Sellers pursuant to Section 5.5 shall be reasonably acceptable to Purchaser.

               (h) Closing Documents. Sellers shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by Sellers on the Closing Date pursuant to Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to Purchaser.

               (i) UCC, Tax Lien and Judgment Search Results. Purchaser shall have completed a report, in form and substance satisfactory to Purchaser, as to the results of an examination of financing statements filed under the Uniform Commercial Code, and tax lien and judgment records, in each office in each such jurisdiction as Purchaser shall reasonably request, and such report shall indicate no material security interests, tax liens, judgments or other Liens not previously disclosed in writing to Purchaser.

               (j) Financing. Purchaser shall have received funds pursuant to any and all necessary debt and equity financing for the consummation of the transactions contemplated herein and the operation of the Business after the Closing Date and the consent of its current lenders to such new financing, in each case on such terms and subject to such conditions as are satisfactory to the Purchaser in its sole discretion.

               (k) Employment Agreements. Purchaser shall have received employment agreements in substantially in the form of Exhibit A executed by each key employee listed on Schedule 6.1(k) (collectively, the "Employment Agreements").

         6.2 Procedure for Failure to Satisfy Conditions. In the event that, in Purchaser's reasonable judgment, any of the conditions precedent set forth in
Section 6.1 have not been satisfied, Purchaser shall notify the Sellers in writing indicating its election to (a) waive such condition precedent or (b) terminate this Agreement pursuant to Section 11.1.

                                  ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

         7.1 Obligations to Be Satisfied on or Prior to Closing Date. The obligations of Sellers to sell the Shares under this Agreement are subject to the satisfaction (or waiver by each Seller), on or prior to the Closing Date, of the following conditions:

               (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true, correct and complete in all material respects on the Closing Date as though made on such date.

               (b) Compliance with Agreement. Purchaser shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (c) No Adverse Proceedings. No statute, rule or regulation shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against the Sellers, the Company or Purchaser, which, in any case, in the reasonable judgment of Sellers, challenges, or might result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or might give rise to a claim for, damages against the Sellers as a result of the consummation of such transactions.

               (d) Closing Documents. Purchaser shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 8.4, and the form and substance of all such certificates, instruments, opinions and other documents shall be reasonably satisfactory to Sellers.

         7.2 Procedure for Failure to Satisfy Conditions. In the event that, in the Sellers' reasonable judgment, any of the conditions set forth in Section
7.1 have not been satisfied, the Sellers shall notify Purchaser in writing indicating Sellers' election to: (a) waive such conditions precedent; or (b) terminate this Agreement pursuant to Section 11.1.


                                  ARTICLE VIII
                                     CLOSING

         8.1 Time and Place. The Closing shall take place at 10:00 a.m. (Chicago time) on the Closing Date at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois, or at such other time and place as Sellers and Purchaser may mutually agree.

         8.2 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

         8.3 Deliveries by Sellers to Purchaser. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

               (a) certificates representing all of the Shares which such certificates shall be either duly endorsed or accompanied by stock powers duly endorsed;

               (b) (i) articles of incorporation of the Company certified by the Secretary of State of Nevada and certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, and (ii) the by-laws of the Company certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

               (c) certificates of good standing for the Company from the State of Nevada and any state where the Company's failure to be qualified to transact business as a foreign corporation would have a material adverse effect on the Company or its business or financial condition;

               (d) the legal opinion of Price, Brown and Halsey, counsel for Sellers and the Company, substantially in the form attached hereto as Exhibit B;

               (e) a certificate executed by each Seller, dated as of the Closing Date, certifying that (i) all representations and warranties of such Seller herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and (ii) that such Seller has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

               (f) an executed original of each consent required to be obtained pursuant to Section 6.1(d);

               (g) an affidavit of the President or a Vice President of the Company stating, under penalty of perjury, the Company's United States taxpayer identification number and that the Company is not a foreign person, pursuant to
Section 1442(b)(2) of the Code;

               (h) Consulting and Non-Compete Agreements substantially in the form of Exhibit C executed by each Seller (collectively, the "Consulting Agreements");

               (i) all releases necessary to terminate and discharge any Liens on the Shares and the Company's assets except for those Liens listed on Schedule 3.17;

               (j) a withholding certificate, in the form of Exhibit D executed by each Seller;

               (k) evidence of the repayment in full of the aggregate amount of all loans (including, without limitation, principal, interest and fees) due and owing to the Company from any Seller or any of the Company's Affiliates, employees, officers or directors except for those loans to employees as set forth on Schedule 8.3(k);

               (l) evidence of resignations of all directors and officers of the Company; and

               (m) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Sellers to Purchaser; or (ii) reasonably necessary, in the opinion of Purchaser, to effect the performance of this Agreement by Sellers.

         8.4 Deliveries by Purchaser to Sellers. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

               (a) the Purchase Price in accordance with Section 2.2;

               (b) a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying to (i) the by-laws of Purchaser; (ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Purchaser executing this Agreement and any other certificate or document delivered in connection herewith;

               (c) a certificate executed by the President or Vice President of Purchaser, dated as of the Closing Date, certifying that (i) all representations and warranties of Purchaser herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and (ii) Purchaser has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

               (d) certificate of incorporation of Purchaser certified by the Secretary of State of the State of Delaware;

               (e) the Consulting Agreements executed by Purchaser; and

               (f) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to Sellers; or (ii) reasonably necessary, in the opinion of Sellers, to effect the performance of this Agreement by Purchaser.


                                   ARTICLE IX
                                OTHER AGREEMENTS

         9.1 Further Assurance. At any time and from time to time from and after the Closing, Sellers and Purchaser will, at the request and expense of the other parties hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Shares or for the performance by Sellers or Purchaser of any of their other respective obligations under this Agreement.

         9.2   Confidentiality.

               (a) The parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Purchase Price, and all information that is furnished or disclosed by the other party (collectively, "Confidential Information"), that (i) such

Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement which shall include disclosure for such purposes to the Sellers' or the Company's employees, agents or representatives who are required to have the information in order to evaluate or engage in discussions in connection therewith) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information; or (D) is required by Law to be disclosed; and (iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

               (b) Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 9.2(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach of any other party.

         9.3   Non-Competition Agreement.

         9.3.1 In partial consideration for the Purchase Price paid to Sellers for their Shares, each Seller, for a period of two (2) years from and after the Closing Date, shall not, directly or indirectly, or as the agent of another Person or through other Persons as an agent participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that is competitive with the Business within any city or county in which the Company does business for so long as the Company or the Company's successors in interest do business in such city or county; provided, however, that (a) each Seller may own up to five percent (5%) of any class of securities of a corporation engaged in such a competitive business if such securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934; (b) Sellers may continue to operate and own that business known as Educatus; and (c) Sellers may continue to jointly own an aggregate of 205,000 shares of common stock of American Education Corporation.

         9.3.2 The necessity of protection against the competition of Sellers against Purchaser and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this Section 9.3 are fair, reasonable and necessary and that adequate compensation has been received by Sellers for such obligations. If, however, for any reason any court determines that the restrictions in this Section 9.3 are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9.3 as will render such restrictions valid and enforceable.

         9.3.3 In the event of a breach or threatened breach of this Section 9.3, Purchaser shall be entitled to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

         9.4   Non-Solicitation.

         9.4.1 In partial consideration for the Purchase Price paid to Sellers for their Shares, each Seller, for a period of two years from and after the Closing Date, shall not, directly or indirectly, or as the agent of another Person or through other Persons as an agent:

               (a) solicit any current employee of the Related Entities or any individual who becomes an employee during such period to leave such employment, provided, however, that any Seller may hire such employees after twelve months following the Closing Date as long as such employees were not solicited by such Seller; or

               (b) seek to divert or dissuade from continuing to do business with or entering into business with any of the Related Entities, any supplier, customer or other Person that had a business relationship with or with which any Related Entity was actively planning or pursuing a business relationship during such two-year period.

         9.4.2 In the event of a breach or threatened breach of this Section 9.4, Purchaser shall be entitled to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

         9.5 Automobiles. (a) Prior to or at the Closing, the Camaro Company-owned automobile which is listed on the February 29, 2000 Balance Sheet shall be sold by the Company for fair market value and the proceeds from such sale shall be delivered at Closing to the Company.

               (b) On the Closing Date, the two Mercedes Company-owned automobiles shall be transferred to the Sellers and in payment therefore the Sellers shall either (i) assume the corresponding loans secured by such automobiles or (ii) pay the Purchaser an amount equal to the sum of the outstanding balances as of the Closing Date of the loans which secure such automobiles so that the Purchaser can pay-off such loans on the Closing Date. The Sellers shall hold the Purchaser harmless from such loans and shall indemnify the Purchaser and the Company if any claims are made on the Purchaser or the Company with respect to such loans.

         9.6 Key Employees. The Purchaser shall offer to the key employees listed on Schedule 6.1(k) bonuses which are described on Schedule 9.6 pursuant to the terms of the Employment Agreement to be entered into between the Purchaser and each key employee.

         9.7 Educatus. In connection with that certain business known as Educatus involving a product which was created by an employee of the Company, Purchaser hereby acknowledges and agrees that Educatus is not part of the assets of the Company and further agrees that it shall not make any claims with respect to Educatus provided, however, that this Section 9.7 is subject to the condition that none of the Company's content resources (i.e., graphics, pictures, audio, etc.) are used, in the Educatus product. The fact that both the Company and Educatus use some of the same content resources which such parties license under similar but separate licenses from Rickitt Educational Media, Ltd. shall not be a violation of this Section 9.7.


                                   ARTICLE X
                                 INDEMNIFICATION

         10.1 Indemnification by Sellers. Sellers, jointly and severally, agree to indemnify, defend, hold harmless and waive any claim for contribution against Purchaser, the Company and all of their officers, directors, shareholders, Affiliates, employees and agents (the "Purchaser Indemnified Persons") after the Closing from and against any Adverse Consequence arising out of or resulting from:

               (a) the untruth, inaccuracy or incompleteness as of the date hereof or on the Closing Date of any representation or warranty of Sellers contained in this Agreement or Schedules hereto (or in any document, writing, certificate, data or financial statements delivered by Sellers under this Agreement) (each a "Purchaser Warranty Claim") or the failure by any Seller to perform any of its covenants or obligations hereunder;

               (b) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Sellers or the Company in connection with the sale of the Shares or the consummation of the transactions contemplated by this Agreement;

               (c) any and all undisclosed Liabilities which did not arise in the Ordinary Course of Business arising prior to the Closing with respect to the Company, the Shares or the Business, including without limitation, any litigation, proceeding or action to which the Company is a party and which is attributable to periods prior to the Closing (including without limitation, all litigation, proceedings and actions referenced in the Schedules hereto); and

               (d) all Taxes, except for an amount of Taxes equal to (a) the Taxes accrued on the Closing Balance Sheet plus (b) an amount equal to one-half (1/2) of the difference between (i) the amount of Taxes accrued as of the Closing Date as calculated in accordance with generally accepted accounting principles and (ii) the amount of Taxes accrued on the Closing Balance Sheet, attributable to the Company for taxable periods ending on or before the Closing Date, and for its allocable share of Taxes for any period that begins prior to the Closing Date and ends after the Closing Date. Sellers' allocable share of Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits and similar gains, shall be determined based on the date on which such items accrued. For all other Taxes, Sellers' allocable share shall be determined pro rata based on the number of days in the taxable period for which each party is liable for Taxes hereunder.

         10.2 Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Sellers after the Closing from and against any Adverse Consequences arising out of or resulting from the untruth, inaccuracy or incompleteness as of the date hereof or on the Closing Date of any representation or warranty of Purchaser contained in this Agreement (or in any document, writing or certificate delivered by Purchaser under this Agreement) (each a "Seller Warranty Claim") or the failure by Purchaser to perform any of its covenants or obligations hereunder.

         10.3 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Third-Party Notice) notify the Indemnified Party in writing of its intention to do so and shall give the Indemnifying Party such security in that regard as the Indemnified Party reasonably may request. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

         10.4  Limitations on Indemnity.

               (a) The indemnities contained in this Article X with respect to Purchaser Warranty Claims and Seller Warranty Claims shall expire twenty-four
(24) months following the Closing Date, except with respect to claims under Sections 3.1, 3.6, 3.10, 3.11, 3.12, 3.14, 3.15, 3.17, 3.21 and 5.9 as to which the indemnification obligation shall survive until thirty (30) days after the expiration of any applicable statute of limitations; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration. The indemnification provided herein shall not limit any liability of Sellers or Purchaser which may arise by statute or common law.

               (b) Sellers' maximum aggregate liability to the Purchaser Indemnified Persons for indemnification of Purchaser Warranty Claims pursuant to
Section 10.1(a) shall not exceed the Purchase Price less Net Worth as of the Closing Date.

               (c) Purchaser's maximum aggregate liability to Sellers for indemnification of Seller Warranty Claims pursuant to Section 10.2(a) shall not exceed $500,000.

               (d) No Purchaser Indemnified Person shall be entitled to indemnification pursuant to Section 10.1 for any Purchaser Warranty Claims unless and until the aggregate Adverse Consequences suffered by all Purchaser Indemnified Persons collectively exceeds $25,000 whereupon the Purchaser Indemnified Persons shall be entitled to indemnification hereunder from Sellers for all Adverse Consequences suffered by Purchaser Indemnified Persons regardless of such threshold amount, provided, however, this Section 10.4(d) shall not apply to Purchaser Warranty claims pursuant to Sections 10.1(d) and 5.9.

               (e) Sellers shall not be entitled to indemnification pursuant to
Section 10.2 for any Seller Warranty Claims unless and until the aggregate Adverse Consequences suffered by Sellers exceeds $25,000, whereupon Sellers shall be entitled to indemnification hereunder from Purchaser for all Adverse Consequences suffered by Sellers regardless of such threshold amount.

         10.5 Payment. Except for third-party claims being defended in good faith by the Indemnifying Party in accordance with Section 10.3, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim. Any amount not paid to the Indemnified Party by such date shall bear interest at a rate equal to nine percent (9%) per annum from the date due until the date paid.

         10.6 Set-Off. If any Seller fails to make any payment with respect to any indemnification claim in accordance with this Article X, Purchaser may set-off the amount of such claim against any amounts payable by Purchaser or the Company to any Seller under this Agreement, (including, without limitation, payments to be made pursuant to Sections 2.4 hereof) or any other agreement or instrument delivered in connection with the transactions contemplated hereby.


                                   ARTICLE XI
                                   TERMINATION

         11.1 Rights to Terminate. This Agreement may be terminated at any time prior to the Closing only as follows:

               (a) by mutual written consent of the Sellers and Purchaser;

               (b) by the Sellers if Purchaser is in material breach of any material representation, warranty or covenant under this Agreement (and Sellers are not then in material breach of any material representation, warranty or covenant);

               (c) by Purchaser if any Seller is in material breach of any material representation, warranty or covenant under this Agreement (and Purchaser is not then in material breach of any material representation, warranty or covenant);

               (d) by the Sellers or by Purchaser if, at or before the Closing, any condition set forth herein for the benefit of Sellers or Purchaser, respectively, shall not have been timely met and cannot be met on or before the Closing Date and has not been waived; or

               (e) by Purchaser or the Sellers if the Closing shall not have occurred on or before July 21, 2000.

               Each party's right of termination hereunder is in addition to any of the rights it may have hereunder or otherwise.

         11.2 Effects of Termination. Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release (a) any Seller or Purchaser from such party's obligation to pay the costs and expenses described in Section 5.8 or 6.1(i), (b) any party of any Liabilities arising hereunder for any pre-termination breaches hereof or intentional misrepresentations made herein or (c) any party from its obligations under Section 9.2 or 12.13. Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release (i) any party of any Liabilities arising hereunder for any pre-termination breaches hereof or intentional misrepresentations made herein or (ii) any party, during the three-year period following the date of termination, from its obligations under Sections 9.2 or 12.13.


                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1 Public Announcements. Prior to the Closing Date, any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Sellers and Purchaser shall mutually agree; provided, that nothing herein shall prevent either party upon notice to the other party from making such public announcements as such party's counsel may consider advisable in order to satisfy that party's legal obligations in such regard.

         12.2 Post-Closing Deliveries. After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party. Sellers shall cooperate with Purchaser after the Closing to ensure the orderly transition of the operation of the Business from Sellers to Purchaser and to minimize any disruption in the business of Purchaser that might result from the transactions contemplated hereby.

         12.3 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

               (i)  if to Purchaser:

                    PLATO Learning, Inc.
                    10801 Nesbitt Avenue South
                    Bloomington, Minnesota 55439
                    Attention:  John Murray
                    Facsimile: (952) 832-1210

                    with a copy to:

                    Winston & Strawn
                    35 West Wacker Drive
                    Chicago, Illinois 60601
                    Attention:  Leland E. Hutchinson
                    Facsimile:  (312) 558-5700

               (ii) if to Sellers:

                    Richard and Laura Carle
                    6466 Gregory Lane
                    Paradise, CA 95969

                    with a copy to:

                    Price, Brown & Halsey
                    466 Vallombrosa Ave.
                    Chico, CA 95926
                    Attention:  Jeff Brown
                    Facsimile:  (530) 343-7251

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 12.3.

         12.4 Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights and obligations under this Agreement to any Person that is wholly-owned, directly or indirectly, by Purchaser, provided that Purchaser shall remain primarily liable for each of its obligations hereunder.

         12.5 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors and permitted assigns.

         12.6 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

         12.7 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

         12.8 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof (including, without limitation, the Letter of Intent) shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

         12.9 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and each Seller. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

         12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.11 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         12.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         12.13 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         12.14 Arbitration. If a dispute to which this Agreement is applicable (a "Dispute") has not been resolved by the parties efforts at voluntary negotiation or mediation within 45 days, the Dispute shall be resolved by final and binding arbitration pursuant to the AAA Rules and as provided for in this
Section 12.14. The place of arbitration shall be in San Francisco, California at a site selected by the arbitration panel (the "Place of Arbitration"); provided that the arbitration panel may hold conferences, hear witnesses, or inspect property or documents at any place it deems appropriate having regard to the contentions and convenience of the parties and the circumstances of the arbitration, and the parties shall be given sufficient written notice of the same to enable them to be present at such hearings. All statutes of limitation that would otherwise be applicable shall apply to the arbitration proceeding. In the event of any conflict between the AAA Rules and the provisions of this Agreement, the provisions of this Agreement shall control. The arbitration proceeding shall be conducted in accordance with the AAA Rules.

The parties to the Dispute agree that no party shall have the right to demand or enforce a remedy for such Dispute under the AAA Rules that conflicts with that stipulated in this Agreement. The arbitrators shall agree (prior to appointment) to use their best efforts to make the award within six (6) months of the filing of the Notice of Arbitration. The award shall be final and binding as between the parties to the arbitration proceedings. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceedings or their assets wherever they may be found, and that a judgment upon the award may be entered in any court of competent jurisdiction.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

                               PURCHASER: PLATO LEARNING, INC.

                                          By:
                                             ---------------------------

                                          Title:
                                                ------------------------



                               SELLERS:
                                          ------------------------------
                                          Richard F. Carle, Jr.

                                          ------------------------------
                                          Laura F. Carle

                                                                       EXHIBIT A

                          FORM OF EMPLOYMENT AGREEMENT






                                 Attached hereto

                                                                       EXHIBIT B

                        FORM OF SELLERS' COUNSEL OPINION

         Price, Brown & Halsey, as counsel to Sellers and the Company, shall opine as to the following matters:

         (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has full corporate power and authority to own its business and assets and to operate its business as now operated.

         (ii) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $.001 per share, and 300,000 shares of preferred stock, par value $.001 per share, of which 600,000 shares of common stock and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable. To our knowledge, there are no outstanding (i) rights, options, warrants, subscriptions, calls, puts, convertible securities or agreements of any character or nature under which the Company is or may become obligated to issue or repurchase any of its shares of capital stock or (ii) preemptive rights, rights of first refusal or similar rights to subscribe for or acquire any shares of capital stock of the Company.

         (iii) Each Seller is the owner of that number of shares of capital stock of the Company set forth on Schedule I hereto, to our knowledge, free and clear of any Liens and other adverse claims or interests. The Sellers are all of the record and beneficial owners of the capital stock of the Company. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and upon delivery of and payment by Purchaser to each Seller of his or her proportionate share of the Purchase Price in respect of the Shares owned by such Seller, the Purchaser will acquire good and marketable title (subject to such restrictions on transfer as may be required to comply with state and federal securities laws) to the Shares free and clear, to our knowledge, of all Liens and other adverse claims or interests.

         (iv) Each Seller has the requisite power and authority to enter into and perform his or her obligations under the Agreement, the Consulting and Non-Compete Agreement between such Seller and Purchaser and the other documents contemplated by the Purchase Agreement (collectively, the "Transaction Documents") to which he or she is a party. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereunder by each Seller constitute the legal, valid and binding obligations of such Seller under the laws of the State of California enforceable against such Seller in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and except as enforcement of remedies may be limited by general equitable principles. Also excluded from the coverage of this opinion are the provisions of the Agreement related to choice of law.

         (v) Neither the execution, delivery or performance of the Transaction Documents by Sellers, will (i) conflict with, result in a breach of, or constitute a default under, the articles of incorporation or bylaws of the Company or, to our knowledge, any material Contract to which the Company or any Seller is a party or by which the Company or any Seller is bound, including, without limitation, any and all Contracts set forth on the Schedules, or any Law or Order; or (ii) result in the creation of any Lien upon the Shares.

         (vi) To our knowledge, there is no decree, judgment, Order, or litigation at law or in equity, no arbitration proceeding, and no investigation, action, suit or proceeding before or by any Authority, pending or threatened to which the Company or any Seller is a party or to which the business of the Company or the Shares are subject which if decided adversely could reasonably be expected to have a material adverse effect on the Company or the Shares.

         (vii) Other than required notices, filings and approvals set forth in the Schedules which have been made or received, to our knowledge, no authorizations, consents, exemptions or approvals of or filings with or notifications to any Authority are required in connection with the execution, delivery and performance of the Transaction Documents by Sellers.

         Terms used and not otherwise defined shall have the meaning set forth in the Agreement.

                                                                       EXHIBIT C

                  FORM OF CONSULTING AND NON-COMPETE AGREEMENT





                                 Attached hereto

                                                                       EXHIBIT D

                         FORM OF WITHHOLDING CERTIFICATE



         I,                          , hereby certify as to the following:
            -------------------------

         1. I am not a nonresident alien for purposes of U.S. income taxation;

         2. My U.S. taxpayer identification number (Social Security number) is
                        ; and

         3. My home address is


            ---------------------------------

            ---------------------------------

         I understand that this certification may be disclosed to the Internal Revenue Service.

         Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

                                         -------------------------------
                                         [Name]

                                         -------------------------------
                                         Date

                                  SCHEDULE 9.6

                              KEY EMPLOYEE BONUSES



          Tim Calhoon, Vice President of Operations

          3 months after Closing Date................$5,000
          6 months after Closing DAte................$5,000 and 2,500
                                                     PLATO stock
                                                     options at
                                                     fair market value

          12 months after Closing Date...............$10,000 and 5,000
                                                     PLATO stock options
                                                     at fair market value

          Roger Carle, Sales and Technology Manager

          3 months after Closing Date................$5,000
          6 months after Closing Date................$5,000 and 2,500
                                                     PLATO stock
                                                     options at
                                                     fair market value

          12 months after Closing Date...............$10,000 and 5,000
                                                     PLATO stock options
                                                     at fair market value

          Other key staff listed on Schedule 8.3(l) will share the following:

          3 months after Closing Date................$7,000
          6 months after Closing Date................$7,000 and 7,000
                                                     PLATO stock
                                                     options

          12 months after Closing Date...............$12,500 and 12,500
                                                     PLATO stock options
